U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 12, 2011

The Mobile Star Corp.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-152952	98-0565411
(Commission File No.)	(IRS Employer Identification No.)

c/o Danny Elbaz
53 Hanoter Street
Even Yehuda, Israel 40500
Phone Number:  972 - (544) 655-341
(Address and telephone number of principal executive offices and place of business)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13ed-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 -- Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

On July 7, 2011, Danny Elbaz and Eran Gronich and SB Systems, (the “Sellers”) sold an aggregate of 29,040,000  shares of Common Stock to Judah Steinberger  for a total of $29,513 pursuant to an Agreement for the Purchase of Common Stock (the “Agreement”).  The shares represent approximately 24% of the total outstanding securities of the Company.   The shares were sold without registration under Section 5 of the Securities Act of 1933 in reliance on the exemption from registration contained in Section 4(2) of the Securities Act.

Section 5 -- Corporate Governance and Management

Item 5.01	Changes in Control of Registrant

Reference is made to disclosure in Item 3.02 above.  As a result of the Stock Purchases, control of the Company in the form of a total of 24% of the total issued and outstanding shares of common stock of the Company which total 121,223,864 was changed to Judah Steinberger.

Item 5.02	Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

In connection with the Changes in Control of Registrant, Danny Elbaz resigned, effective July 30, 2011, as CEO and Director and Eran Gronich as Secretary, Internal Accounting Officer and Director of the Company also effective July 30 2011.

The Officer/Directors resigning have stated in their resignation letters that their resignations do not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Each resigning Officer/Director has been provided a copy of his disclosure, no less that the day the Registrant is filing the disclosure with the Commission.  Each Director will be given an opportunity to furnish the Registrant a letter or response, which he agrees with the statements made by the Registrant in this Section 5.02, and if not, stating the respects in which he does not agree.

Effective as of July 30, 2011, the following individuals were elected to the Board of Directors of the Company:

Name	Age	Position
Judah Steinberger	36	CEO, Director
Ruth Katz	22	Secretary, Director, Internal accounting Officer

Item 9.01	Financial Statements and Exhibits

(c) Exhibits:

Exhibit 17.1	Resignation Letter of Danny Elbaz
Exhibit 17.2	Resignation Letter of Eran Gronich

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 12, 2011

The Mobile Star Corp.

By:	/s/ Danny Elbaz
Danny Elbaz
Title: President and Director
(Principal Executive Officer)